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Exhibit 10.21

INDALEX ANNUAL MANAGEMENT INCENTIVE PLAN
PLAN DESCRIPTION
PERFORMANCE YEAR—2007

1.     Purpose of the Plan

  The purpose of the Management Incentive Plan is to provide incentive compensation to those eligible Officers, Vice Presidents, and Selected Key Employees who contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company's shareholders.

2.     Definitions

  When used in the Plan, the following words and phrases have the following meanings:

    "Base Salary" means the actual base pay earnings paid during the Performance Year as shown in the payroll records of the Company. For purposes of this Plan, base salary includes only base pay earnings and overtime pay where applicable. Not included are any other bonuses, fees/allowances disability payments or other additional or special remunerations.

    "CEO" means the Chief Executive Officer of the Company.

    "Company" means Indalex Inc. and Indalex Limited.

    "Compensation Committee" means the Chief Executive Officer, Chief Financial Officer, Chief Human Resource Officer and others as may be appointed by the Chief Executive Officer of the Company.

    "Participant" means any Officer, Vice President or Selected Key Employee of the Company who is designated by the Compensation Committee to participate in this Plan, subject to meeting the Plan eligibility standards.

    "Performance Criteria" means those financial, operational or individual measures that are selected each Performance Year and are used to determine awards under the Plan. Performance criteria may be established for company, plant, individual or other business unit results.

    "Target Opportunity" means the targeted incentive amount for each Participant, expressed as a percent of base salary.

    "Threshold Opportunity"—Minimum performance level at which Payouts begin.

    "Maximum Opportunity"—Maximum performance level for Payout.

    "Provisional Award"—The potential award to a Participant, determined as provided by this Plan and subject to the Participant meeting the eligibility standards in this Plan.

    "Performance Year" means the fiscal year of the Company.

    "Performance Target" means the level of performance that is judged acceptable by the Compensation Committee.

3.     Administration of the Plan

  The Plan will be administered by the CEO who shall have exclusive authority to amend, modify, suspend or terminate the Plan at any time with or without notice.

  At the beginning of each Performance Year, the Compensation Committee will determine the Participants, size of awards, Performance Criteria and Performance Targets, and other plan design and administrative criteria.

  At the conclusion of each Performance Year, the Company's Compensation Department will prepare a schedule indicating actual performance compared to Target and the Provisional Award levels for each Participant. The Compensation Committee will review the prepared schedule. Final approval by the CEO and certification by the Compensation Committee, using audited annual financial results by the Company's outside auditors, will be obtained before the schedule is used for directing payment of awards.

  All decisions regarding the interpretation, application and administration of this Plan and eligibility for awards under this Plan shall be made the CEO or the Compensation Committee in their sole discretion and shall be final and binding.

4.     Individual Performance Criteria

  The Performance Criteria to be used to measure actual performance for establishing award opportunity in the Plan shall be weighted to provide incentive recognition based on company objectives. The Compensation Committee will establish the percentage allocation for each Performance Criteria (the sum of which shall equal 100%) to be used to measure actual performance. A Participant's individual allocation of Performance Criteria (the "Incentive Sheet") will be communicated to each Participant by the Vice President, Administration at the time they are established. The Incentive Sheet(s) for each individual will serve as the only official record of participation and criteria used for determining payouts and payout amounts under the Plan.

5.     Determination of Awards

  As soon as practicable after the end of each Performance Year, the Compensation Committee will determine the actual level of performance for each criterion. This actual level of performance will be compared to the Target and a deviation from Target will be computed. This deviation from Target, expressed as a percent, will determine Provisional Awards, if any, for each individual and for all Participants combined, referred to as the Payout Pool.

  No awards are payable for a Performance Criterion if actual performance falls below the predetermined threshold level of performance. No additional awards are payable for a Performance Criterion if actual performance exceeds the predetermined maximum award level. The achievement of any criteria, including eligible profits, pertaining to the payment of any award amount will be at the sole determination and discretion of the Chief Executive Officer.

6.     Revised Award Levels and Performance Criteria

  For Participants who are assigned to different position levels during the Plan Year, the Compensation Committee, at any time, may establish revised award levels and Performance Criteria for that Participant. An Incentive Sheet will be prepared and distributed to the Participant by the Vice President, Administration to document each such position change and shall serve as the only official document to be used for purposes of determining any payouts under the Plan. Pro-rata calculations will be made where bonus potential, or assigned bonus criteria have changed during the course of the performance year.

7.     Form of Payment

  All awards under the Plan will be paid in cash, in one lump sum, subject to such payroll taxes and other deductions, if any, as may be in effect at the time of payment.

8.     Timing of Payment

  All awards will be paid as soon as practicable after the Performance Year, and in any event not later than March 15 of the following year.

9.     Eligibility

  Except as otherwise expressly provided in this section, to be eligible for an award under this Plan a Participant must be actively employed with the Company on the actual day that payment(s) under the Plan are made. Any employee whose employment terminates prior to the day such payment(s) are made shall not be eligible for an award except as expressly provided in this section. In respect of any Plan Year, if a Participant is terminated by the Company for whatever reason, or is under notice of termination, given or received, for whatever reason, or terminates his or her employment for whatever reason, prior to the payment of any award applicable to such performance year, he/she shall not be eligible for an award. In addition, any Participant who commits a gross safety violation during the performance year as determined at the sole discretion of the Compensation Committee will not be eligible for an award.

  A Participant whose employment terminates due to death, or retirement with the consent of the Compensation Committee will be paid a pro-rata portion of any award based on the date of death, or retirement. Such prorated payments will be made at the time and in the form that all payments are normally made to all other Participants. Awards and payments made under the Plan are not eligible for inclusion in redundancy or termination settlement.

10.   New Participants

  Awards for new Participants will be prorated from either the date of hire or a date determined by the Compensation Committee. Participants hired on or after November 1 in any performance year are not eligible to participate in the Plan for the performance year in which hired.

11.   Absence from Work

  In the event of a Participant being absent from work, for any reason, for more than three (3) months, paid or unpaid, in any performance year, any award or payment will be calculated on a pro-rata basis. Participants on leave of absence at the time any award or payout is made will receive any award or payout due them upon their return to active status.

12.   Miscellaneous

  The Plan is to be self-financing and, therefore, profits will be stated after deducting the cost of all awards and payouts.

  Payouts will be calculated based on the payout potential as of April 1 of the performance year unless changed subsequently.

  No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive any award made under the Plan.

  No Participant shall have any lien on any assets of the Company by reason of any award made under the Plan.

  The adoption of the Plan does not imply any commitment to continue the same plan, or any other plan for incentive compensation for any succeeding year. Neither the Plan nor any award made under the Plan shall create any employment contract or relationship between the Company and any Participant or restrict in any way the Company's right to terminate employment at will.

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INDALEX ANNUAL MANAGEMENT INCENTIVE PLAN PLAN DESCRIPTION PERFORMANCE YEAR—2007